Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 426-1454

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FOURTH QUARTER AND FISCAL 2012

LAUREL, Miss. (December 18, 2012) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2012.

Net sales for the fourth quarter of fiscal 2012 were $648.4 million compared with $559.8 million for the same period a year ago. For the quarter, the Company reported net income of $9.3 million, or $0.41 per share, compared with a net loss of $21.6 million, or $0.97 per share, for the fourth quarter of fiscal 2011.

Net sales for fiscal 2012 were $2.386 billion compared with $1.978 billion for fiscal 2011. Net income for the year totaled $53.9 million, or $2.35 per share, compared with a net loss of $127.1 million, or $5.74 per share, for last year.

“The fourth quarter of fiscal 2012 marked the end of another challenging year for Sanderson Farms and the poultry industry,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “We reported record annual sales of $2.386 billion, a 20.6 percent increase over fiscal 2011. However, while poultry markets improved compared to fiscal 2011, grain prices surged to record levels during August as a result of drought conditions across much of the corn belt. As a result, the improvement in poultry market prices was offset in part by higher feed costs. Our increased sales and return to profitability during the year reflect higher production as we completed the ramp up to near full production at our Kinston, North Carolina, facility. For the year, we sold 2.952 billion pounds of dressed poultry, another record, compared with 2.794 billion pounds in fiscal 2011.”

According to Sanderson, overall market prices for poultry products were higher in the fourth quarter of fiscal 2012 compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices were higher by approximately 7.7 percent in the Company’s fourth fiscal quarter compared with the same period in fiscal 2011, and were higher by 7.3 percent for the fiscal year compared with the prior year. The higher Georgia Dock whole bird price is consistent with steady demand for our retail chill pack product during this fiscal year. Boneless breast meat prices averaged 11.6 percent higher in the fourth quarter than the prior-year period. For fiscal 2012, boneless prices were 9.1 percent higher when compared with fiscal 2011. Jumbo wing prices averaged $1.58 per pound during the fiscal year, up 81.2 percent from the average of $0.87 per pound for fiscal 2011. The average market price for bulk leg quarters decreased approximately one percent for the quarter, but increased approximately 16.7 percent for fiscal 2012. The relatively strong dark meat prices reflect good export demand during the year. Prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased during the year and were up 11.6 percent and 39.7 percent, respectively, during the fourth fiscal quarter when compared with the fourth quarter a year ago. For the year, total feed costs in broiler flocks processed were 1.4 percent higher than fiscal 2011.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2012

December 18, 2012

“The start-up of our new Kinston, North Carolina, poultry complex continued during the first half of fiscal 2012,” Sanderson continued. “The increased production at the Kinston plant during fiscal 2012 more than offset the four percent production cut instituted at our other plants in January 2012 to better balance our production with our customers’ demand. Because we expect demand from our food service customers to remain soft until American consumers regain their confidence and the employment outlook brightens, and in light of continued high prices for grain and uncertainty regarding supply, we have instituted the additional two percent production cut we announced in August of 2012. We currently plan to leave our production cut in place through fiscal 2013.”

Sanderson concluded, “We are pleased that our profitability during fiscal 2012 allowed us to significantly reduce outstanding debt and strengthen our balance sheet. As a result, we believe we are well positioned to continue our growth strategy once market conditions improve. As of October 31, 2012, our balance sheet reflected $896.5 million in assets, stockholders’ equity of $550.1 million and net working capital of $262.2 million. Our total long-term debt at year-end was $150.2 million. A strong balance sheet is an important advantage in our industry, especially given today’s economic environment, and provides us with the financial strength to not only support our growth strategy, but also to manage through challenging conditions. We deeply appreciate the hard work and dedication to excellence of everyone associated with our Company, including our employees and growers.”

Sanderson Farms will hold a conference call to discuss this press release today, December 18, 2012, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through December 28, 2012. Those without Internet access or who prefer to listen via telephone may call 1-888-256-9075, access code 3973364.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2012, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2012

December 18, 2012

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future demand for its products, future prices for feed grains and future production levels.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2012

December 18, 2012

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)
Net sales	$648,379	$559,842	$2,386,105	$1,978,085
Costs and expenses:
Cost of sales	612,547	562,347	2,212,692	2,085,248
Live inventory adjustment	0	9,000	0	9,000
Selling, general and administrative	20,325	17,984	77,097	72,217

	632,872	589,331	2,289,789	2,166,465

Operating income (loss)	15,507	(29,489)	96,316	(188,380)
Other income (expense):
Interest income	8	3	17	41
Interest expense	(1,814)	(2,443)	(9,201)	(6,413)
Other	0	9	(560)	510

	(1,806)	(2,431)	(9,744)	(5,862)

Income (loss) before income taxes	13,701	(31,920)	86,572	(194,242)
Income tax expense (benefit)	4,354	(10,358)	32,628	(67,165)

Net income (loss)	$9,347	$(21,562)	$53,944	$(127,077)

Basic earnings (loss) per share	$0.41	$(0.97)	$2.35	$(5.74)

Diluted earnings (loss) per share	$0.41	$(0.97)	$2.35	$(5.74)

Dividends per share	$0.17	$0.17	$0.68	$0.68

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2012

December 18, 2012

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	October 31, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$27,802	$11,075
Accounts receivable, net	98,022	94,021
Inventories	235,912	211,753
Refundable income taxes	4,467	88,512
Deferred income taxes	3,945	6,357
Prepaid expenses	27,639	26,240

Total current assets	397,787	437,958
Property, plant and equipment	985,198	939,535
Less accumulated depreciation	(489,885)	(434,030)

	495,313	505,505
Other assets	3,353	5,058

Total assets	$896,453	$948,521

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$82,755	$66,761
Accrued expenses	42,082	35,795
Current maturities of long-term debt	10,757	11,106

Total current liabilities	135,594	113,662
Long-term debt, less current maturities	150,212	273,670
Claims payable	4,000	3,300
Deferred income taxes	56,572	50,989
Stockholders’ equity:
Common stock	22,969	22,872
Paid-in capital	135,283	130,528
Retained earnings	391,823	353,500

Total stockholders’ equity	550,075	506,900

Total liability and stockholders’ equity	$896,453	$948,521

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